                                                                   EXHIBIT 10.19

                                                                  EXECUTION COPY

                            TAX ALLOCATION AGREEMENT



         This TAX ALLOCATION AGREEMENT ("Agreement") is effective as of August 19, 2003 and is made by and between DOBSON COMMUNICATIONS CORPORATION ("DOBSON"), an Oklahoma corporation, and AMERICAN CELLULAR CORPORATION ("AMERICAN"), a Delaware corporation, and is effective as of the first day of the consolidated return year during which AMERICAN becomes a member of the "affiliated group" of corporations, as defined in Section 1504(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") of which DOBSON is the common parent (the "Effective Date").


                                    RECITALS

         WHEREAS, DOBSON is the common parent corporation of a consolidated group (as defined in Treasury Regulations Section 1.1502-1(h)) that includes DOBSON as the common parent corporation and AMERICAN as a wholly-owned subsidiary; and

         WHEREAS, AMERICAN and its subsidiaries are subject to the terms and conditions of a Consolidated Income Tax Payment Agreement with DOBSON dated as of February 28, 1997, as amended (the "Prior Agreement"); and

         WHEREAS, AMERICAN, for itself and its subsidiaries, desires to withdraw from the Prior Agreement and become parties to this Agreement, and DOBSON has agreed that the Prior Agreement shall terminate as to AMERICAN and it subsidiaries, effective upon the execution of this Agreement; and

         WHEREAS, DOBSON, AMERICAN and other members of the Consolidated Group (as defined below) will join in the filing of a consolidated federal income tax return pursuant to Section 1501 of the Code; and

         WHEREAS, DOBSON and AMERICAN may be required to or may be eligible to join in a combined, consolidated or unitary state income, franchise or other tax return filing; and

         WHEREAS, it is the intent of DOBSON and AMERICAN that a formal method be established for (a) allocating any federal and state tax liability for a return in which they join; (b) reimbursing DOBSON or AMERICAN for payment of such federal and state tax liabilities; and (c) providing for the allocation and payment of any recovery arising from a carryback of tax attributes.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the parties agree as follows:


         SECTION 1. DEFINITIONS

         For purposes of this Agreement:

         "AMERICAN GROUP" means all corporations which are now, or from time to time hereafter are eligible or required to be included in a consolidated federal income tax return with AMERICAN as the common parent corporation if AMERICAN had no parent corporation and such corporation.

         "Common Parent" means DOBSON, determined as if DOBSON had no parent corporation and was not includible in any chain of corporations connected through stock ownership with a common parent corporation other than DOBSON.

         "Consolidated Group" means DOBSON and all corporations which DOBSON may now or from time to time hereafter may be eligible or required to include in a consolidated federal income tax return with DOBSON as the common parent corporation, including the DOBSON GROUP and the AMERICAN GROUP..

         "Consolidated Group Return" means, with respect to any Consolidated Return Year, the consolidated federal income tax return of the Consolidated Group.

         "Consolidated Return Date" means each date upon which the Consolidated Group shall file its federal income tax return.

         "Consolidated Return Year" means any taxable year or period during which DOBSON owns outstanding stock of AMERICAN in such amounts and having such characteristics as shall meet the requirements of Section 1504 (a)(1) of the Code and for which a consolidated return is filed by DOBSON for the Consolidated Group.

         "DOBSON GROUP" means the Consolidated Group excluding any corporations within the AMERICAN GROUP.

         "Estimated Payment Date" means each date occurring during any Consolidated Return Year upon which the Consolidated Group is required to make a payment of estimated tax whether or not such a payment is due, for such Consolidated Return Year.

         "Extension Payment Date" means, with respect to any Consolidated Return Year, any date under which the Consolidated Group shall be required to make a payment of federal income taxes in connection with any request by DOBSON on behalf of the Consolidated Group for an extension of the date upon which it would have been required, absent such extension, to file its federal income tax return for such Consolidated Return Year.

         "Group Refund Claim" means any claim filed by DOBSON on behalf of the Consolidated Group for a refund of federal income taxes.

         "IRS" and the "Code" mean the United States Internal Revenue Service and United States Internal Revenue Code of 1986, as amended, respectively.

         "Regulations" means the Regulations issued by the Secretary of the Treasury interpreting and implementing the Code.


         SECTION 2. STATE INCOME AND FRANCHISE TAXES

         To the extent the DOBSON GROUP and the AMERICAN GROUP file consolidated or combined state income and/or franchise tax returns, the consolidated or combined tax liability shall be allocated and paid in a manner consistent with and comparable to the provisions of this Agreement governing the payment of federal income tax liabilities. All references to federal income taxes shall be considered to apply in a similar manner to state income and franchise taxes in those states where the DOBSON GROUP and the AMERICAN GROUP join in the filing of consolidated or combined state income and/or franchise tax returns.


         SECTION 3. CONSENT TO FILE CONSOLIDATED RETURNS

         DOBSON and AMERICAN hereby consent to the filing of consolidated or combined federal and state income and franchise tax returns, where required or permitted by federal or state law and where eligible to do so, and to any applications for extensions of time to file such returns which DOBSON may choose to file. AMERICAN further agrees to obtain the consent of each member of the AMERICAN GROUP to the filing of such returns and applications for extension in the manner, and to the extent, required by applicable law. DOBSON shall have sole discretion as to the determination of whether combined state income and franchise tax returns will be filed, where eligible to do so under state law. DOBSON agrees to furnish all information and to execute all elections and other documents which may be necessary or appropriate to evidence such consent or to prepare and file such returns and such applications for extension of time to file such returns. AMERICAN agrees to make or to cause the members of the AMERICAN GROUP to make such elections and execute such documents as may be necessary or appropriate to evidence its consent to any such action. In the event consent is given by the IRS to revoke the election to file a consolidated federal income tax return by the Consolidated Group, DOBSON and AMERICAN hereby agree to continue to file a consolidated federal income tax return until DOBSON notifies AMERICAN of the intention to file on a separate return basis.


         SECTION 4. EXTENSION AND ESTIMATED PAYMENTS OF ALLOCATED TAX LIABILITY

         (a) Prior to each Estimated Payment Date of each Consolidated Return Year, DOBSON shall determine the method or methods (specified in Section 6655 of the Code) to be used by the Consolidated Group in making estimated tax computations for such Consolidated Return Year. DOBSON shall prepare such computations and remit to the IRS and all applicable state taxing authorities all payments on behalf of the Consolidated Group. AMERICAN agrees to provide, and to cause each member of the AMERICAN GROUP to provide, DOBSON with all information reasonably necessary to enable DOBSON properly to compute the Consolidated Group's requisite tax payments, including information relative to the income, losses, or activities of any corporation within the AMERICAN GROUP. AMERICAN shall pay to DOBSON an amount equal to the AMERICAN GROUP'S share of any such payment, computed in accordance with Section 5, within ten days following AMERICAN'S receipt of notice of such amount from DOBSON, which shall in no event be later than the due date for such payment.

         (b) If DOBSON shall request an extension of time to file the Consolidated Group Return for any Consolidated Return Year, then DOBSON shall compute the Consolidated Group's estimated tax liability for the year. AMERICAN shall provide, and shall cause each member of the AMERICAN GROUP to provide, any information reasonably necessary for DOBSON to prepare such computations on a timely basis, to the extent such information relates to the income, losses, or activities of any corporation within the AMERICAN GROUP. Any incremental tax due by AMERICAN (computed in accordance with Section 5) in excess of the payments previously made to DOBSON with respect to the relevant taxable year pursuant to
Section 4(a) shall be due from AMERICAN to DOBSON at such Extension Payment Date. DOBSON in its sole judgment may defer the due date of this payment requirement.

         SECTION 5. DETERMINATION OF ACTUAL ALLOCATED TAX LIABILITY

         (a) For each Consolidated Return Year and at a mutually agreed upon date, DOBSON shall prepare a hypothetical separate tax return for the AMERICAN GROUP

         (b) For each tax period, AMERICAN shall pay to DOBSON the amount of the AMERICAN GROUP'S separate tax liability computed pursuant to Section 5(a). For purposes of this Agreement, any liability for alternative minimum tax shall be treated as part of the AMERICAN GROUP'S separate tax liability. The liability for any payment by AMERICAN to DOBSON pursuant to this Section 5(b) shall be joint and several as among members of the AMERICAN GROUP, but, as among such members, such liability shall be allocated among such members pro-rata, based on the hypothetical separate return tax liability of each such member of the AMERICAN GROUP, as determined by AMERICAN on a basis consistent with the provisions of this Section 5 of this Agreement.

         (c) If for any Consolidated Return Year, (i) the AMERICAN GROUP generates a net operating loss, net capital loss, or tax credit as computed on its hypothetical separate tax return, and (ii) all or a portion of such loss or credit is not useable by the AMERICAN GROUP to reduce the consolidated tax liability of the AMERICAN GROUP in the current Consolidated Return Year, then the AMERICAN GROUP shall not carry such loss or such portion of such loss back to any prior years' hypothetical separate tax returns, and DOBSON shall have no obligation to reimburse AMERICAN in an amount equal to a hypothetical refund which such loss would have resulted in had the AMERICAN GROUP filed a separate tax return for such year(s).

         (d) The hypothetical separate return tax liability of the AMERICAN GROUP for any Consolidated Return Year shall be computed after taking into account the AMERICAN

GROUP'S previously unused net operating losses, net capital losses, or any income tax credit carry-forwards allowed under the Code. The hypothetical separate tax return for the AMERICAN GROUP for such Consolidated Return Year shall not take into account any net operating losses, capital loss or tax credit carry-back from any subsequent period.

         (e) If part or all of an unused loss or tax credit is allocated to a member of the Consolidated Group pursuant to Regulations Section 1.1502-21T(b) or 1.1502-79 and is carried back or forward to a year in which such member filed a separate return or a consolidated return with another consolidated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such member. Notwithstanding the foregoing, DOBSON shall determine whether an election shall be made not to carry back part or all of a consolidated net operating loss for any tax year in accordance with Regulation
Section 1.1502-21T(b)(3).

         (f) Any dividends received by DOBSON from any member of the Consolidated Group, and any dividends received by AMERICAN from any member of the AMERICAN GROUP, will be assumed to qualify for the 100% dividends-received deduction of Section 243 of the Code.

         (g) To the extent the separate return tax liability of the AMERICAN GROUP for a Consolidated Return Year, computed in accordance with Section 5, exceeds the payments previously made by AMERICAN pursuant to Section 4 for such Consolidated Return Year, AMERICAN shall pay DOBSON the difference by the Consolidated Return Date, taking into account extensions. DOBSON in its sole judgment may defer the due date of this payment requirement. To the extent that the separate return tax liability of the AMERICAN GROUP for a Consolidated Return Year is less than the payments made by the AMERICAN GROUP for such Consolidated Return Year pursuant to Section 4, DOBSON will reimburse the AMERICAN GROUP for the difference by the Consolidated Return Date.


         SECTION 6. ADMINISTRATION

         The provisions of this agreement shall be administered by the tax department of DOBSON.


         SECTION 7. ADJUSTMENTS AFTER DECONSOLIDATION

         If AMERICAN shall cease to be included in the Consolidated Group and thereafter shall earn a tax attribute which is carried back to a Consolidated Return Year, DOBSON and AMERICAN shall furnish to each other any and all data relating to that tax attribute which may be necessary or helpful in connection with the preparation by DOBSON of a Consolidated Group Refund Claim with respect to such tax attribute, or of an Application for a Tentative Carryback Adjustment (which each company shall sign). DOBSON shall file such Consolidated Group Refund Claim within a reasonable time period but in no event later than the expiration of the statute of limitations with respect thereto, provided AMERICAN furnishes DOBSON the relevant information and data not later than ninety (90) days prior to the expiration of such statute of limitations. Upon the receipt by DOBSON of any refund relating to such refund claim,

DOBSON shall pay to each company the amount of refund each company would have received if it had filed hypothetical separate returns for all Consolidated Return Years involved in or relevant to such refund claim (based upon the law and facts as finally determined in connection with such Group Refund Claim).


         SECTION 8. PAYMENT OF CONSOLIDATED GROUP TAX AND ALLOCATED TAX LIABILITIES

         All payments of actual or estimated federal income taxes owed by the Consolidated Group shall be paid to the appropriate governmental authority by DOBSON, and DOBSON shall be entitled to receive any and all refunds of income taxes owed to the Consolidated Group, subject to DOBSON's obligations to account for any such refund to the other members of the Consolidated Group under the provisions of this Agreement. DOBSON shall indemnify and hold harmless each member of the Consolidated Group from and against any claims by the governmental authority in connection with the income tax liability of the Consolidated Group for a particular Consolidated Return Year to the extent any such claim is not based on any item of income, expense, gain, loss or credit that was included in the hypothetical separate return of the AMERICAN GROUP prepared by DOBSON and to the extent each company pays timely to DOBSON all amounts owed to DOBSON under this Agreement in respect to such Consolidated Return Year. If any such claims result in a final adjustment of any item of income, expense, gain, or loss of credit included in the hypothetical separate returns of the AMERICAN GROUP, a proper adjustment will be made with respect to payment obligations between AMERICAN and DOBSON in accordance and on a basis consistent with the principles set forth in Section 5 Each member of the Consolidated Group shall be entitled to receive from DOBSON all amounts which may become owing to such company pursuant to Sections 5 (adjusting for any estimated and extension payments made pursuant to Section 4) and 7 of this Agreement.


         SECTION 9. ALLOCATION OF TAX LIABILITY

         For federal and state income tax purposes only, DOBSON may elect on behalf of the Consolidated Group to allocate the actual tax liability of the Consolidated Group among its members in accordance with any method permitted by law, provided that such election shall have no effect on the intercompany payments provided for by this Agreement.


         SECTION 10. DISPUTES WITH GOVERNMENTAL AUTHORITY AND GROUP REFUND
CLAIMS

         In the event of a dispute with a governmental authority concerning the amount of any income tax liability of or refund due the Consolidated Group, and in connection with every Group Refund Claim, each member of the AMERICAN GROUP hereby expressly confirms the authority granted to DOBSON in Regulations Section 1.1502-77 (and in any successor provision thereto) to act on its behalf, and authorizes DOBSON and its representatives to pursue such dispute or Group Refund Claim either administratively or by court action. AMERICAN agrees to cooperate by furnishing to DOBSON all relevant records and documents possessed by the AMERICAN GROUP, and by making personnel available for testimony who may be necessary or helpful in connection with the negotiation or settlement of such dispute or Group Refund Claim. DOBSON shall have the exclusive right to make any and all decisions to pursue, settle, or appeal any Group Refund Claim or dispute with the IRS, and to control all administrative and court proceedings, and the control of all negotiations and settlements shall rest exclusively with DOBSON.

         Additionally, if AMERICAN is the subject of a formal governmental audit, the parties agree as follows:

         (a) DOBSON will defend, with its best efforts, any issues arising from operations of the AMERICAN GROUP;

         (b) AMERICAN may join in the defense of audit issues arising from the operations of the AMERICAN GROUP, at its own expense;

         (c) Notwithstanding above paragraph (b), DOBSON will not concede control of the audit process, and each member of the AMERICAN GROUP agrees to be bound by the provisions of Regulations Section 1.1502-77 (and by any successor provisions thereto) at all times.


         SECTION 11. DISAGREEMENTS

         In the event DOBSON disagrees with any computations prepared by AMERICAN pursuant to this Agreement, or AMERICAN disagrees with any computations prepared by DOBSON pursuant to this Agreement, and in the further event DOBSON and AMERICAN are unable to settle their disagreement, the differing computations shall be referred to the certified public accounting firm as mutually agreed to by the parties at the time of such referral, and such firm shall review the income tax return and determine the correct computation. The decision of the certified public accounting firm so selected shall be final and binding upon the parties hereto for all purposes.


         SECTION 12. INTEREST AND PENALTIES

         In connection with any amounts due and payable under this Agreement, interest and penalties shall be calculated at the same rates and upon the same principles as are applied by the IRS to the Consolidated Group tax liability or the Consolidated Group refund in question.


         SECTION 13. PRIORITY OF AGREEMENT

         As between the parties, the provisions of this Agreement shall fix the liability of DOBSON on the one hand, and AMERICAN, on the other hand, to each other as to the matters provided for herein even if payments made pursuant hereto are treated otherwise for federal or state income tax purposes.

         SECTION 14. OTHER GROUP MEMBERS

         DOBSON and AMERICAN recognize that other corporations currently are, and may from time to time hereafter, become members of the Consolidated Group under circumstances which may warrant other methods of sharing. DOBSON is authorized to enter into the same, similar or different tax sharing agreements with any corporation which is now or may hereafter become a member of the Consolidated Group. Notwithstanding the foregoing, if AMERICAN becomes the owner of outstanding stock of another corporation in such amounts and having such characteristics as shall meet the requirements of Section 1504(a)(l) of the Code, then AMERICAN shall cause such corporation to adopt and become bound by this Agreement as a member of the Consolidated Group. Such adoption may be effected by having the new member execute the master copy of this Agreement which shall be maintained at DOBSON's corporate headquarters. It will not be necessary for all other members to re-sign the Agreement, but the new member shall simply sign the existing Agreement and it shall be effective for all purposes as if the old members had re-signed.

         SECTION 15. RECORD RETENTION

         AMERICAN shall retain all material, including but not limited to, returns, supporting schedules, workpapers, correspondence, and other documents relating to the income tax returns filed for a taxable year during which this Agreement was in effect, and shall make such items available to DOBSON during regular business hours for the period equal to that specified in DOBSON's records retention schedule.


         SECTION 16. INFORMATION AND EXPENSES

         DOBSON shall be authorized to retain accountants and attorneys for the purpose of preparing the Consolidated Group Return and any other returns provided for herein, and each company agrees to pay all the costs incurred by such company in furnishing records, documents or other information in the form requested by DOBSON in connection with such records, documents and information as DOBSON shall request in connection with the preparation of such returns. AMERICAN shall promptly provide DOBSON with such records, documents, and other information as DOBSON shall reasonably request in connection with the preparation of such returns. DOBSON shall be authorized to retain accountants and attorneys for the purpose of preparing any of the refund claims provided for herein, and of representing any of the parties hereto in connection with any disputes with the governmental authority. In cases where the action taken is company specific or where AMERICAN has agreed the action taken is appropriate, AMERICAN shall pay the costs reasonably allocated to it by DOBSON of employing such attorneys and accountants (including associated court costs), and shall bear the costs incurred by DOBSON or AMERICAN in furnishing records, documents, and testimony in connection with any matter described in Section 10 hereof.

         SECTION 17. AMENDMENTS AND MODIFICATIONS

         With mutual consent, the parties hereto may make amendments, modifications, additions, deletions, or other changes to this Agreement based upon their mutual benefit. Such amendments, modifications, additions, deletions, or other changes must be made in writing.


         SECTION 18. TERM

         This Agreement shall apply to the Consolidated Return Year specified in the preamble of this Agreement, and all subsequent Consolidated Return Years, unless the members agree in writing to terminate the Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refund due for all taxable periods prior to termination. Except as provided in Sections 7 and 10, this Agreement shall terminate on the date AMERICAN ceases to be a member of the Consolidated Group.


         SECTION 19. ASSIGNMENT

         The Agreement shall not be assignable by DOBSON or AMERICAN without the prior written consent of the other.


         SECTION 20. AMENDMENTS AND MODIFICATIONS TO THE CODE

         Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the Code or the Regulations thereunder shall automatically be applicable to this Agreement.


         SECTION 21. QUALIFICATION

         Failure of either party hereto to qualify in meeting the definition of a member of the "Consolidated Group" shall not operate to terminate this Agreement with respect to the other party as long as two or more members of the Consolidated Group continue so to qualify.


         SECTION 22. CONTROLLING LAW

         This Agreement shall be governed by the laws of the State of Oklahoma.


         SECTION 23. ATTORNEY'S FEES & EXPENSES

         In the event of a breach or violation of any provision of this Agreement, the parties hereto agree that the prevailing party shall be entitled to receive from the non-prevailing party, all costs of enforcing this Agreement, including, but not limited to, court costs and reasonable attorney's fees and expenses.

         SECTION 24. BINDING EFFECT; TERMINATION OF PRIOR AGREEMENT.

         This Agreement shall be binding upon, enforceable by and against, and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment hereof shall relieve any party of its obligations hereunder without the written consent of the other party. Any member corporation which leaves the Consolidated Group shall be bound by this Agreement to the extent provided herein. The obligations of the parties to one another under the Prior Agreement are hereby terminated and cancelled, and are superceded by this Agreement.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.


                                            DOBSON COMMUNICATIONS
                                            CORPORATION


                                            By: /s/ BRUCE R. KNOOIHUIZEN
                                                --------------------------------
                                                Bruce R. Knooihuizen
                                                Vice President




                                            AMERICAN CELLULAR CORPORATION


                                            By: /s/ BRUCE R. KNOOIHUIZEN
                                                --------------------------------
                                                Bruce R. Knooihuizen
                                                Vice President